Exhibit 99.1

AsiaInfo-Linkage, Inc. Announces Receipt of “Going Private” Proposal

BEIJING/SANTA CLARA, Calif. – January 20, 2012 – AsiaInfo-Linkage, Inc. (Nasdaq:ASIA) (“AsiaInfo-Linkage” or the “Company”), a leading provider of telecommunications software solutions and related services, today announced that its Board of Directors has received a non-binding proposal letter from Power Joy (Cayman) Limited (“Power Joy”), a wholly owned subsidiary of CITIC Capital China Partners II, L.P., pursuant to which Power Joy proposes to acquire all of the outstanding shares of common stock of AsiaInfo-Linkage in cash at a price which represents a premium over the current stock price (the “Proposal”).

The Special Committee of the Board of Directors (the “Special Committee”), which was formed to consider the Proposal and any potential alternative transactions involving the Company, has retained Shearman & Sterling LLP as its legal counsel and is in the process of engaging a financial advisor to assist it in consideration of such matters. Mr. Yungang Lu, Mr. Davin A. Mackenzie and Mr. Sean Shao were designated as the members of the Special Committee. The Board cautions the Company’s shareholders and others considering trading in its securities that no decision has been made by the Special Committee with respect to the Company’s response to the Proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

About AsiaInfo-Linkage, Inc.

AsiaInfo-Linkage, Inc. is a leading provider of high-quality software solutions and IT services in China’s telecommunications industry. Following the merger between AsiaInfo Holdings, Inc. (“AsiaInfo”) and Linkage Technologies International Holdings Limited (“Linkage”) on July 1, 2010, AsiaInfo-Linkage leverages both AsiaInfo’s and Linkage’s leading market positions and complementary customer bases to provide a robust, comprehensive service offering primarily to China’s telecom operators. AsiaInfo-Linkage’s world-class R&D capabilities and extensive base of highly skilled engineers provide best-of-class solutions to help customers differentiate themselves from the competition.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in the statements. Further information regarding these and other risks is included in the Company’s filings with the U.S. Securities and Exchange Commission. The information contained in this document is as of January 20, 2012. AsiaInfo-Linkage does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For investor and media inquiries, please contact:

In China:

Mr. Jimmy Xia

AsiaInfo-Linkage, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo-linkage.com

Mr. Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com

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